Exhibit 99.(d)(1)(b)

HC Capital Trust

Amendment No. 1 to the Amended and Restated Investment Advisory Agreement

Amendment, made as of September 18, 2023, to the Amended and Restated Investment Advisory Agreement dated March 9, 2021, as amended, between HC Capital Trust (the “Trust”) and HC Capital Solutions, an operating division of Hirtle Callaghan & Co. (the “Primary Adviser”) (the “Agreement”) with respect to Portfolios of the Trust listed on Schedule A hereto. All capitalized terms used in this Amendment and not defined herein shall have the same meaning ascribed to them in the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

WHEREAS, only clients of the Primary Adviser are eligible to be shareholders of the Trust; the Primary Adviser is compensated for its advisory services by the advisory fees paid to it directly by its clients outside of the Trust; and the Primary Adviser currently reimburses each of its clients for advisory fees it receives from the Trust for any shares held by such client; and

WHEREAS, the Primary Adviser wishes to eliminate the advisory fee paid to it by the Trust in order to reduce the time and expense of the accounting activities currently needed to calculate and process such reimbursements;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Section 5(a) of the Agreement is hereby replaced in its entirety by the following:

Primary Adviser shall pay all of its expenses incurred in the performance of its duties under this Agreement. Primary Adviser shall not be entitled to receive any fee from the Trust for its services under this Agreement, as Primary Adviser is compensated separately by its clients who are shareholders of the Trust’s Portfolios.

2.	Schedule A of the Agreement is hereby replaced by Schedule A hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized representatives as of the date first above written.

HC CAPITAL TRUST

By:
Title:

HC CAPITAL SOLUTIONS

An operating division of Hirtle Callaghan & Co., LLC

By:
Title:

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Schedule A

This Agreement applies to the following Portfolios of the Trust:

1.	The Value Equity Portfolio
2.	The Growth Equity Portfolio
3.	The Small Capitalization-Mid Capitalization Equity Portfolio
4.	The International Equity Portfolio
5.	The Core Fixed Income Portfolio
6.	The Corporate Opportunities Portfolio
7.	The Short-Term Municipal Bond Portfolio
8.	The Intermediate Term Municipal Bond Portfolio

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